As filed with the Securities and Exchange Commission on November 10, 2022
Registration No. 333-91945

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Ohio	31-1544320
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

301 East Fourth Street
Cincinnati, Ohio  45202
(513) 579-2121
(Address of Principal Executive Offices)

AMERICAN FINANCIAL GROUP, INC.
DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED AS OF JANUARY 1, 2022
(Full title of the plan)

Karl J. Grafe, Esq.
Vice President, Assistant General Counsel and Secretary
American Financial Group, Inc.
301 East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2540
Facsimile:  (513) 579-0108
(Name, address and telephone number, including area code,
of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

The Registrant is filing this post-effective amendment (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (Commission File No. 333-91945) filed with the Securities and Exchange Commission on December 2, 1999 (the “Registration Statement”) to deregister 320,412 shares of the Registrant’s common stock, no par value per share, registered but unsold or otherwise unissued under the Registration Statement.

Therefore, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, the securities registered under the Registration Statements that have not been sold, the Company hereby amends the Registration Statement to deregister 320,412 shares of the Registrant’s common stock, no par value per share, registered but unsold or otherwise unissued under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on November 10, 2022. The following person is signing this Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

AMERICAN FINANCIAL GROUP, INC.

By:	/s/ Mark A. Weiss
Mark A. Weiss
Vice President